EXHIBIT 4.6


                               SECURITY AGREEMENT
                               ------------------


     This SECURITY AGREEMENT (this "Agreement"), dated as of September 12, 1996, is among RAYOVAC CORPORATION, a Wisconsin corporation (the "Company"); ROV HOLDING, INC., a Delaware corporation ("Holding"); such other persons or entities which from time to time become parties hereto (collectively, including the Company and Holding, and excluding the Administrative Agent, the "Debtors" and individually each a "Debtor"); and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, in its capacity as administrative agent for the Lender Parties referred to below (in such capacity, the "Administrative Agent").

                               W I T N E S S E T H
                               -------------------

     WHEREAS, the Company has entered into a Credit Agreement, dated as of September 12, 1996 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), with the several financial institutions from time to time party to the Credit Agreement, the Administrative Agent and DLJ Capital Funding, Inc., as documentation agent, pursuant to which such financial institutions have agreed to make available to the Company term loans and a revolving credit facility with a letter of credit subfacility;

     WHEREAS, each of the Debtors, other than the Company, has executed and delivered a guaranty (as amended, supplemented or otherwise modified from time to time, the "Guaranty") of the obligations of the Company under the Credit Agreement; and

     WHEREAS, the obligations of the Company under the Credit Agreement and the obligations of each other Debtor under the Guaranty are to be secured pursuant to this Agreement;

     NOW, THEREFORE, for and in consideration of any loan, advance or other financial accommodation heretofore or hereafter made to the Company under or in connection with the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. When used herein, (a) the terms Account, Certificated Security, Chattel Paper, Deposit Account, Document, Equipment, Fixture, General Intangible, Goods, Inventory, Instrument, Money, Security and Uncertificated Security have the respective meanings assigned to such terms in the Uniform Commercial Code (as defined below), (b) the terms Commodity Account, Commodity Contract, Investment Property, Security Entitlement and Securities Account have the respective meanings assigned thereto in the 1994



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Amendments to Articles 8 and 9 of the Uniform Commercial Code promulgated by the
American Law Institute and the National Conference of Commissioners for Uniform State Laws and (c) the following terms have the following meanings (such definitions to be applicable to both the singular and plural forms of such terms):

     Account Debtor means the party who is obligated on or under any Non-Tangible Collateral.

     Assignee Deposit Account - see Section 4.

     Benefits - see Section 6.

     Cash Instruments means all cash, checks, drafts and other instruments or writings for the payment of money.

     Collateral means, with respect to any Debtor, all property and rights of such Debtor in which a security interest is granted hereunder.

     Computer Hardware and Software means, with respect to any Debtor, all of such Debtor's rights (including without limitation rights as licensee and lessee) with respect to: (i) all computer and other electronic data processing hardware, including without limitation all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever) designed for use on the computers and electronic data processing hardware described in clause (i) above; (iii) all firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including without limitation flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.

     Concentration Account - see Section 7(a).

     Concentration Bank means The First National Bank of Chicago, in its capacity as bank at which the Concentration Account is maintained, or any successor thereto appointed pursuant to Section 7.

     Contract Right means, with respect to any Debtor, any right of such Debtor to payment under a contract for the sale or lease of goods or the rendering of services, which right is at the time not yet earned by performance.

     Default means the occurrence of: (a) any Unmatured Event of Default under subsection 9.1(f) or (g) of the Credit Agreement; or (b) any Event of Default.


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     Disbursement Account - see Section 7(a).

     Disbursement Bank means any of the banks or other financial institutions listed as a "Disbursement Bank" on Schedule V hereto, as amended from time to time in accordance with Section 7(c).

     Intellectual Property means, with respect to any Debtor, all of such Debtor's rights now or hereafter acquired (including without limitation rights as licensor, licensee, lessor or lessee) in all: trade secrets and other proprietary information; trademarks, service marks, business names, designs, logos, indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued or filed thereon and all renewals thereof throughout the world; copyrights (including without limitation copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued or filed, including all renewals thereof, throughout the world and all tangible property embodying the copyrights; unpatented inventions (whether or not patentable); patent applications and patents; and all reissues, divisions, continuations, extensions, renewals and continuations-in-part of any of the foregoing; industrial designs, industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, source codes, object codes and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

     Lender Party means each Lender under and as defined in the Credit Agreement and any Affiliate of such a Lender which is a party to a Swap Contract with the Company.

     Liabilities means, as to each Debtor, all obligations (monetary or otherwise) of such Debtor under the Credit Agreement, any Note, the Guaranty, any other Loan Document or any other document or instrument (including without limitation any Swap Contract entered into with any Lender Party) executed in connection therewith, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

     Lockbox Account - see Section 7(a).

     Lockbox - see Section 7(a).

     Non-Tangible Collateral means, with respect to any Debtor, collectively, such Debtor's Accounts, Contract Rights and General Intangibles.

     Receiving Account - see Section 7(a).

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     Receiving Bank means any of the banks or other financial institutions listed as a "Receiving Bank" on Schedule V hereto, as amended from time to time in accordance with Section 7(c).

     Uniform Commercial Code means the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement; provided, however, as used in Section 8 hereof and in the definitions of "Commodity Account", "Commodity Contract", "Investment Property", "Security Entitlement" and "Securities Account", "Uniform Commercial Code" shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

     Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

     2. Grant of Security Interest. As security for the payment of all Liabilities, each Debtor hereby assigns to the Administrative Agent for the benefit of the Lender Parties, and grants to the Administrative Agent for the benefit of the Lender Parties a continuing security interest in, the following, whether now or hereafter existing or acquired:

     All of such Debtor's:

          (i)  Accounts;

          (ii) Certificated Securities;

          (iii) Chattel Paper;

          (iv) Computer Hardware and Software and all rights with respect thereto, including without limitation all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and all substitutions, replacements, additions or model conversions of any of the foregoing;

          (v)  Contract Rights;

          (vi) Deposit Accounts;

         (vii) Documents;

        (viii) General Intangibles;

          (ix) Goods (including without limitation all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;

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           (x) Instruments;

          (xi) Intellectual Property;

         (xii) Money;

        (xiii) Commodity Accounts, Commodity Contracts, Investment Property, Security Entitlements and Securities Accounts;

         (xiv) Uncertificated Securities; and

          (xv) to the extent not included in the foregoing, other personal property of any kind or description;

               together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing.

     3. Warranties. Each Debtor warrants that: (i) no financing statement (other than any which may have been filed on behalf of the Administrative Agent or in connection with Permitted Liens) covering any of the Collateral is on file in any public office; (ii) such Debtor is and will be the lawful owner of all of its Collateral, free of all liens and claims whatsoever, other than the security interest hereunder and Permitted Liens, with full power and authority to execute this Agreement and perform such Debtor's obligations hereunder, and to subject the Collateral to the security interest hereunder; (iii) all information with respect to Collateral and Account Debtors set forth in any schedule, certificate or other writing at any time heretofore or hereafter furnished by such Debtor to the Administrative Agent or any Lender Party is and will be true and correct in all material respects as of the date furnished; (iv) such Debtor's chief executive office and principal place of business are as set forth on Schedule I hereto (and such Debtor has not maintained its chief executive office and principal place of business at any other location at any time after January 1,
1996); (v) each other location where such Debtor maintains a place of business (or where Goods of such Debtor are located) is set forth on Schedule II hereto and no Goods of any Debtor have been kept at any other place during the four months preceding the date of this Agreement; (vi) except as set forth on
Schedule III hereto, such Debtor is not now known and during the five years preceding the date hereof has not previously been known by any trade name; (vii) except as set forth on Schedule III hereto, during the five years preceding the date hereof such Debtor has not been known by any legal name different from the one set forth on the signature pages of this Agreement nor has such Debtor been the subject of any merger or other corporate reorganization; (viii) Schedule IV hereto contains a complete listing of all of such Debtor's Intellectual Property which is the subject of a pending or issued registration statute (including without limitation registrations and applications

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therefor), and such Debtor is the exclusive owner of the entire and unencumbered right, title and interest in and to such Intellectual Property but subject to any license rights granted by each Debtor therein; the material rights are as set forth in Schedule IV; (ix) such Debtor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (x) the execution and delivery of this Agreement and the performance by such Debtor of its obligations hereunder are within such Debtor's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the charter or by-laws of such Debtor or of any material agreement, indenture, instrument or other document, or any material judgment, order or decree, which is binding upon such Debtor; (xi) this Agreement is a legal, valid and binding obligation of such Debtor, enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by equitable principles relating to enforceability; (xii) such Debtor is in compliance with the requirements of all applicable laws (including without limitation the provisions of the Fair Labor Standards Act), rules, regulations and orders of every governmental authority, the non-compliance with which would reasonably be expected to result in a Material Adverse Effect; and (xiii) if the Collateral includes Inventory located in the State of California, such Debtor is not a "retail merchant" within the meaning of Section 9102 of the Uniform Commercial Code - Secured Transactions of the State of California.

     4. Collections, etc. Until such time after the occurrence and during the continuance of a Default as the Administrative Agent shall notify such Debtor of the revocation of such power and authority, each Debtor (a) may, in the ordinary course of its business, at its own expense, sell, lease or furnish under contracts of service any of the Inventory normally held by such Debtor for such purpose, use and consume, in the ordinary course of its business, any raw materials, work in process or materials normally held by such Debtor for such purpose, and use, in the ordinary course of its business (but subject to the terms of the Credit Agreement and Section 7 of this Agreement), the cash proceeds of Collateral and other money which constitutes Collateral, (b) will, at its own expense, endeavor to collect, as and when due, all amounts due under any of the Non-Tangible Collateral, including the taking of such commercially reasonable action with respect to such collection as the Administrative Agent may reasonably request or, in the absence of such request, as such Debtor may deem advisable, and (c) may grant, in the ordinary course of business, to any party obligated on any of the Non-Tangible Collateral, any rebate, refund or allowance to which such party may be lawfully entitled, and may accept, in connection therewith, the return of Goods, the sale or lease of which shall have given rise to such Non-Tangible Collateral and may grant extensions of time to pay amounts due and such other modifications of payment terms as shall be commercially reasonable in the circumstances. The Administrative Agent, however, may, after the occurrence and during the continuance of a Default, whether before or after any revocation of such power and authority or the maturity of any of the Liabilities, notify any parties obligated on any of the Non-Tangible Collateral to make payment to the Administrative Agent of any amounts due or to become due

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thereunder and enforce collection of any of the Non-Tangible Collateral by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby. Upon request of the Administrative Agent after the occurrence and during the continuance of a Default, each Debtor will, at its own expense, notify any or all parties obligated on any of the Non-Tangible Collateral to make payment to the Administrative Agent of any amounts due or to become due thereunder.

     Upon request by the Administrative Agent after the occurrence and during the continuance of a Default, each Debtor will forthwith, upon receipt, transmit and deliver to the Administrative Agent, in the form received, all Cash Instruments (properly endorsed, where required, so that such items may be collected by the Administrative Agent) which may be received by such Debtor at any time in full or partial payment or otherwise as proceeds of any of the Collateral. Except as the Administrative Agent may otherwise consent in writing, any such Cash Instruments which may be so received by any Debtor will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Administrative Agent until delivery is made to the Administrative Agent. Each Debtor will comply with the terms and conditions of any consent given by the Administrative Agent pursuant to the foregoing sentence.

     After the occurrence and during the continuance of a Default, all items or amounts which are delivered by any Debtor, any Receiving Bank, the Concentration Bank or any bank or other financial institution maintaining a Lockbox or a Lockbox Account to the Administrative Agent on account of partial or full payment or otherwise as proceeds of any of the Collateral shall be deposited to the credit of a deposit account (each, an "Assignee Deposit Account") of such Debtor with the Administrative Agent, as security for payment of the Liabilities. No Debtor shall have any right to withdraw any funds deposited in any Assignee Deposit Account. The Administrative Agent may, from time to time, in its discretion, and shall upon request of the applicable Debtor made not more than once in any week, apply all or any of the then balance, representing collected funds, in the Assignee Deposit Account toward payment of the Liabilities, whether or not then due, in such order of application as the Administrative Agent may determine, and the Administrative Agent may, from time to time, in its discretion, release all or any of such balance to the applicable Debtor.

     The Administrative Agent is authorized to endorse, in the name of the applicable Debtor, any item, howsoever received by the Administrative Agent, representing any payment on or other proceeds of any of the Collateral.

     5. Certificates, Schedules and Reports. Each Debtor will from time to time, as the Administrative Agent may reasonably request, deliver to the Administrative Agent such schedules, certificates and reports respecting all or any of the Collateral subject to the security interest hereunder, and the items or amounts received by such Debtor in full or partial payment of any of the Collateral, as the Administrative Agent may reasonably

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request. Any such schedule, certificate or report shall be executed by a duly authorized officer of such Debtor and shall be in such form and detail as the Administrative Agent may reasonably specify. Each Debtor shall immediately notify the Administrative Agent of the occurrence of any event causing any loss or depreciation in the value of its Inventory or other Goods which is material to the Company and its Subsidiaries taken as a whole, and such notice shall specify the amount of such loss or depreciation.

     6. Agreements of the Debtors. Each Debtor: (a) will, upon request of the Administrative Agent, execute such financing statements and other documents (and pay the cost of filing or recording the same in all public offices deemed appropriate by the Administrative Agent) and do such other acts and things (including, without limitation, delivery to the Administrative Agent of any Instruments or Certificated Securities which constitute Collateral), all as the Administrative Agent may from time to time reasonably request, to establish and maintain a valid security interest in the Collateral (free of all other liens, claims and rights of third parties whatsoever, other than Permitted Liens) to secure the payment of the Liabilities; (b) will keep all its Inventory at, and will not maintain any place of business at any location other than, its address(es) shown on Schedules I and II hereto or at such other addresses of which such Debtor shall have given the Administrative Agent not less than 30 days' prior written notice; (c) will keep its records concerning the Non-Tangible Collateral in such a manner as will enable the Administrative Agent or its designees to determine at any time the status of the Non-Tangible Collateral; (d) will furnish the Administrative Agent such information concerning such Debtor, the Collateral and the Account Debtors as the Administrative Agent may from time to time reasonably request; (e) will permit the Administrative Agent and its designees, from time to time, on reasonable notice and at reasonable times and intervals during normal business hours (or at any time without notice after the occurrence and during the continuance of a Default) to inspect such Debtor's Inventory and other Goods, and to inspect, audit and make copies of and extracts from all records and other papers in the possession of such Debtor pertaining to the Collateral and the Account Debtors, and will, upon request of the Administrative Agent after the occurrence and during the continuance of a Default, deliver to the Administrative Agent all of such records and papers; (f) will, upon the reasonable request of the Administrative Agent, stamp on its records concerning the Collateral, and add on all Chattel Paper constituting a portion of the Collateral, a notation, in form satisfactory to the Administrative Agent, of the security interest of the Administrative Agent hereunder; (g) except as permitted by Section 8.2 of the Credit Agreement, will not sell, lease, assign or create or, except as permitted by Section 8.1 of the Credit Agreement, permit to exist any Lien on any Collateral other than Permitted Liens; (h) without limiting the provisions of
Section 7.6 of the Credit Agreement, will at all times keep all of its Inventory and other Goods insured under policies maintained with reputable, financially sound insurance companies against loss, damage, theft and other risks to such extent as is customarily maintained by companies similarly situated, and cause all such policies to provide that loss thereunder shall be payable to the Administrative Agent as its interest may appear in an amount equal to 100% of such insurance proceeds (or other similar recoveries) net of any collection expenses and such policies or certificates thereof shall, if the Administrative Agent so requests, be deposited

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with or furnished to the Administrative Agent; (i) will amend and maintain each liability insurance policy insuring such Debtor, its Inventory or other goods so that each such insurance policy names the Administrative Agent as an additional insured; (j) will take such actions as are reasonably necessary to keep its Inventory in good repair and condition; (k) will take such actions as are reasonably necessary to keep its Equipment (other than obsolete, worn out or surplus equipment) in good repair and condition and in good working order, ordinary wear and tear excepted; (l) will promptly pay when due all license fees, registration fees, taxes, assessments and other charges which may be levied upon or assessed against the ownership, operation, possession, maintenance or use of its Equipment and other Goods (as applicable) other than any such items being contested by appropriate proceedings if such Debtor maintains adequate reserves therefor; (m) will, upon request of the Administrative Agent, (i) cause to be noted on the applicable certificate, in the event any of its Equipment is covered by a certificate of title, the security interest of the Administrative Agent in the Equipment covered thereby, and (ii) deliver all such certificates to the Administrative Agent or its designees; (n) will take all steps reasonably necessary to protect, preserve and maintain all of its rights in the Collateral, including, without limitation, delivery of all Chattel Paper and Instruments to the Administrative Agent upon request by the Administrative Agent therefor; and (o) will reimburse the Administrative Agent for all reasonable expenses, including without limitation Attorney Costs, incurred by the Administrative Agent in seeking to collect or enforce any rights in respect of such Debtor's Collateral.

     Without limiting clause (a) of the immediately preceding paragraph, each Debtor shall, contemporaneously herewith, execute and deliver to the Administrative Agent a Patent Security Agreement, a Trademark Security Agreement and a Copyright Security Agreement in the forms of Exhibits A, B and C hereto.

     Any loss benefits ("Benefits") under any insurance policy maintained by a Debtor shall be held as additional Collateral hereunder and: (A) so long as no Default shall have occurred and be continuing and any Loan is outstanding, the Administrative Agent, upon the Company's instruction, shall (i) release to the Company the amount of such Benefits to the extent that (x) such Benefits are less than $500,000 in any fiscal year of the Company or (y) the Company has submitted a written request to use such Benefits for the financing of the replacement, substitution or restoration of the assets sustaining the casualty loss giving rise to such Benefits and (ii) apply in all other circumstances any Benefits not released toward payment of the Liabilities as provided in Section
2.8 of the Credit Agreement and/or toward reduction of the Commitments as provided in Section 2.6 of the Credit Agreement; (B) so long as no Default shall have occurred and be continuing, and no Loan is outstanding, the Administrative Agent shall release such Benefits to the Company; and (C) whenever a Default shall have occurred and be continuing, the Administrative Agent shall apply the Benefits toward payment of the Liabilities, whether or not due, in such order of application as the Administrative Agent may determine.

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     Any reasonable expenses incurred in protecting, preserving or maintaining any Collateral shall be borne by the applicable Debtor. Whenever a Default shall have occurred and be continuing, the Administrative Agent shall have the right to bring suit to enforce any or all of the Intellectual Property or licenses thereunder, in which event the applicable Debtor shall at the request of the Administrative Agent do any and all lawful acts and execute any and all proper documents reasonably required by the Administrative Agent in aid of such enforcement and such Debtor shall promptly, upon demand, reimburse and indemnify the Administrative Agent for all reasonable costs and expenses incurred by the Administrative Agent in the exercise of its rights under this Section 6. Notwithstanding the foregoing, the Administrative Agent shall have no obligation or liability regarding the Collateral or any part thereof by reason of, or arising out of, this Agreement.

     7. Procedures With Respect To Cash.

     (a) Subject to the last two sentences of the first paragraph of Section 4 of this Agreement, each Debtor shall instruct each Account Debtor obligated to make payments under any item of Non-Tangible Collateral to make such payments to lockboxes identified on Schedule V, Item A or a zip code maintained for the exclusive use of such Debtor by a financial institution (the "Lockboxes"). Each Debtor shall, with respect to all Cash Instruments it holds or receives, transmit, and shall instruct any financial institution which receives for the account of such Debtor any Cash Instruments, other than a Disbursement Bank, to transmit, in the form received, before the close of business on the Business Day following receipt, all Cash Instruments to a Receiving Bank for deposit into a deposit account identified on Schedule V, Item B (a "Receiving Account") or to the Concentration Bank for deposit into the Concentration Account. The Company and the Administrative Agent shall instruct each Receiving Bank maintaining a Lockbox pursuant to this Section to deposit all Cash Instruments paid into such Lockbox forthwith in the deposit account associated with such Lockbox (the "Lockbox Account"), maintained by such Receiving Bank (except that the Company may otherwise instruct such Receiving Bank with respect to items which are postdated or irregular and provided that Cash Instruments sent to a post office located in a city other than in which the related Lockbox Account is located may first be deposited into an account maintained by the Receiving Bank with a correspondent bank and may then be deposited in a clearing account maintained by the Receiving Bank before being deposited in such Lockbox Account) and shall further instruct each Receiving Bank to transfer all items deposited into such Lockbox Accounts and Receiving Accounts to the concentration account identified on Schedule V, Item D (the "Concentration Account") maintained at the Concentration Bank upon the clearing of such items in accordance with such Receiving Bank's customary clearing schedule (but not later than ten (10) days after receipt); provided that whenever a Default has occurred and is continuing the Administrative Agent may notify the Receiving Banks to transfer all such items to an Assignee Deposit Account.

     Unless a Default has occurred and is continuing, the Company shall be entitled to instruct the Concentration Bank to transfer amounts held in the Concentration Account to one or more disbursement accounts identified on
Schedule V, Item C (each individually, a

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"Disbursement Account"). The Company may transfer to each Disbursement Bank an aggregate amount equal to all unpaid checks presented to such Disbursement Bank and not returned as of the preceding Business Day. It is understood that each Disbursement Account will be a "zero-balance account". Any balance remaining in such Disbursement Account after all disbursements have been made with respect to such Disbursement Account on a given day shall be returned to the Concentration Account by wire transfer of funds.

     After receiving notice from the Administrative Agent that a Default has occurred and is continuing, the Concentration Bank shall immediately and from time to time thereafter (unless it receives notice from the Administrative Agent to the contrary) transfer all funds held in its Concentration Account to the Administrative Agent for deposit in an Assignee Deposit Account and shall notify the Administrative Agent by facsimile transmission as to the details of each such transfer.

     The Company will use all reasonable efforts to cause each Account Debtor, Receiving Bank, Disbursement Bank and the Concentration Bank to comply with the foregoing procedures and instructions.

     (b) The Administrative Agent shall be the owner of, or if acceptable to the Administrative Agent with respect to a particular account, the holder of a security interest in, the Lockboxes (other than Lockboxes that are zip codes maintained for the exclusive use of a Debtor by a financial institution), the Lockbox Accounts, the Receiving Accounts, the Concentration Account and the Disbursement Accounts, and the Receiving Banks, Concentration Bank and the Disbursement Banks shall be notified that the items and funds deposited therein are property of the Debtors subject to the security interest of the Administrative Agent.

     (c) Not later than 30 days after the Closing Date, as to all Lockboxes (other than Lockboxes that are zip codes maintained for the exclusive use of a Debtor by a financial institution), Lockbox Accounts, Receiving Accounts and Disbursement Accounts identified on Schedule V, and prior to establishing any such lockboxes or accounts with any bank or other financial institution after the Closing Date, the Company will cause such bank or other financial institution to deliver a writing to the Administrative Agent consenting and acknowledging the security interest of the Administrative Agent in such lockboxes or accounts and all Cash Instruments therein and confirming that the bank or other financial institution in question has received and agreed to follow the instructions and established the relevant accounts and procedures referred to in this Section. The Company may, from time to time after the Closing Date, designate a bank or other financial institution to act as a Receiving Bank or a Disbursement Bank and such bank or other financial institution shall become a Receiving Bank or a Disbursement Bank for purposes of this Agreement; provided that (i) such bank is located in the United States,
(ii) such bank or other financial institution has delivered a writing to the Administrative Agent confirming the matters set forth in the first sentence of this clause (c), and (iii) the Company has delivered to the Administrative


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Agent an amended Schedule V, setting forth the then-current list of Receiving
Banks and Disbursement Banks.

     (d) The Company may, from time to time after the Closing Date, designate another bank to act as a Concentration Bank, and such bank (if not the Administrative Agent) shall become the Concentration Bank for purposes of this Agreement, provided that (i) such bank is located in the United States, (ii) such bank has delivered a writing to the Administrative Agent confirming the matters set forth in the first sentence of clause (c) above and (iii) the Company has given notice to the Administrative Agent of the appointment of the new Concentration Bank.

     (e) The Company agrees that it and its Subsidiaries (other than Foreign Subsidiaries) will not maintain any deposit or similar accounts with any other financial institution other than the accounts specifically described in clauses
(a) through (d) above or listed on Item E of Schedule V; provided that, with respect to the accounts listed on Item E of Schedule V, in all cases (x) unless the prior consent of the Administrative Agent shall have been obtained, the aggregate amount of funds on deposit in each such account which is not a payroll account shall not exceed the amount indicated in respect of such account on Item E of Schedule V and in each such payroll account shall not at any time exceed the sum of all accrued payroll and payroll taxes then payable by the Company on account of payroll obligations payable from such account, (y) at the request of the Administrative Agent, the Company shall cause the relevant financial institution to provide the Administrative Agent with information concerning such accounts and (z) at any time when a Default has occurred and is continuing, the Company shall, at the request of the Administrative Agent, cause each such financial institution to provide the Administrative Agent with daily reports of the balance in each such account.

     8. Default. Whenever a Default shall have occurred and be continuing, the Administrative Agent may exercise from time to time any right or remedy available to it under applicable law. Each Debtor agrees, in case of the occurrence and during the continuance of a Default, (i) to assemble, at its expense, all its Inventory and other Goods (other than Fixtures) at a convenient place or places reasonably acceptable to the Administrative Agent, and (ii) at the Administrative Agent's request, to execute all such documents and do all such other things which may be necessary or desirable in order to enable the Administrative Agent or its nominee to be registered as owner of the Intellectual Property with any and all competent registration authority. Any notification of intended disposition of any of the Collateral required by law shall be deemed reasonably and properly given if given at least ten days before such disposition. Any proceeds of any disposition by the Administrative Agent of any of the Collateral may be applied by the Administrative Agent to payment of expenses in connection with the Collateral, including without limitation Attorney Costs, and any balance of such proceeds may be applied by the Administrative Agent toward the payment of such of the Liabilities, and in such order of application, as the Administrative Agent may from time to time elect.

     9. General. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as any applicable Debtor requests in writing, but failure of the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure of the Administrative Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by any Debtor, shall be deemed of itself a failure to exercise reasonable care in the custody or preservation of such Collateral.

     Any notice from the Administrative Agent to any Debtor, if mailed, shall be deemed given on the third Business Day after the date mailed, postage prepaid, addressed to such Debtor either at such Debtor's address shown on Schedule I hereto or at such other address as such Debtor shall have specified in writing to the Administrative Agent as its address for notices hereunder.

     Each of the Debtors agrees to pay all reasonable expenses (including without limitation Attorney Costs) paid or incurred by the Administrative Agent or any Lender Party in endeavoring to collect the Liabilities of such Debtor, or any part thereof, and in enforcing this Agreement against such Debtor, and such obligations will themselves be Liabilities.

     No delay on the part of the Administrative Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

     This Agreement shall remain in full force and effect until all Liabilities (other than Liabilities in the nature of continuing indemnification obligations) have been paid in full and all Commitments have terminated. If at any time all or any part of any payment theretofore applied by the Administrative Agent or any Lender Party to any of the Liabilities is or must be rescinded or returned by the Administrative Agent or such Lender Party for any reason whatsoever (including without limitation the insolvency, bankruptcy or reorganization of any Debtor), such Liabilities shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Administrative Agent or such Lender Party, and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such Liabilities, all as though such application by the Administrative Agent or such Lender Party had not been made.

     This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, subject, however, to the applicability of the Uniform Commercial Code of any jurisdiction in which any Goods of any Debtor may be located at any given time. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this

Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     The rights and privileges of the Administrative Agent hereunder shall inure to the benefit of its successors and assigns.

     This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. At any time after the date of this Agreement, one or more additional Persons may become parties hereto by executing and delivering to the Administrative Agent a counterpart of this Agreement. Immediately upon such execution and delivery (and without any further action), each such additional Person will become a party to, and will be bound by all the terms of, this Agreement.

     ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE UNDERSIGNED, AND BY ACCEPTING THE BENEFITS HEREOF, THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY, CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE DEBTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE DEBTORS, THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

     EACH OF THE UNDERSIGNED, AND (BY ACCEPTING THE BENEFITS HEREOF) EACH OF THE ADMINISTRATIVE AGENT AND EACH LENDER PARTY, EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE DEBTORS, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

     10. Limit on Collateral. Notwithstanding the foregoing, "Collateral" shall not include (i) any General Intangibles or other rights arising under contracts as to which the grant of a security interest would constitute a violation of a valid and enforceable restriction on such grant, unless and until any required consents shall have been obtained, but shall include all proceeds of any such contracts (each Debtor agrees to use its best efforts to obtain any such required consent) or (ii) any of the assets listed on Schedule VI (the property described in this clause (ii) being the "Excluded Assets").

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

                              RAYOVAC CORPORATION



                              By:/s/ David A. Jones
                                 ------------------------------------------
                              Title:  President and Chief Executive Officer



                              ROV HOLDING, INC.



                              By:/s/ David A. Jones
                                 ------------------------------------------
                              Title:  President


                              BANK OF AMERICA NATIONAL TRUST
                              AND SAVINGS ASSOCIATION, as
                              Administrative Agent for the Lender Parties



                              By:/s/ Eric A. Schubert
                                 ------------------------------------------
                              Title:  Managing Director

                              The undersigned is executing a counterpart hereof for purposes of becoming a party hereto:


                              ---------------------------------------------

                              By:
                                 ------------------------------------------
                              Title:
                                  -----------------------------------------